SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                  OF
                        VILLAGE SUPER MARKET, INC.


     This Supplemental Executive Retirement Plan of Village Super Market, Inc. (herein referred to as the "Plan") is adopted effective January 1, 2004. The Plan is established and maintained by Village Super Market, Inc. (herein referred to as "Employer") for the purpose of providing supplemental retirement benefits to certain designated salaried employees of the Employer.

     Accordingly, the Employer hereby adopts the Plan pursuant to the terms and provisions set forth below:


                              ARTICLE I
                             DEFINITIONS


     1.0 "Actuarial Equivalent" shall have the same meaning as defined in the Qualified Plan.

     1.1 "Beneficiary" shall mean any person designated by the Participant in writing on a form provided by the Employer and, in the absence of such designation, the person designated to receive benefits under the terms of the Qualified Plan.

     1.2 "Board" shall mean the Board of Directors of the Company or a duly authorized committee thereof.

     1.3 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated hereunder.

     1.4 "Compensation" shall mean a Participant's salary, wages and bonuses paid or payable by the Employer, and deferred compensation for each calendar year, but excluding any Participant's earnings paid in the form of Employer restricted stock or Employer stock options.

     1.5 "Early Retirement Date" shall mean the first day of any month prior to the Participant's Normal Retirement Date provided the Participant has completed at least 5 Years of Plan Participation and has attained age 55.

     1.6 "Early Retirement Benefit" A participant's Supplemental Retirement Benefit payable at his Early Retirement Date is equal to his accrued benefit, calculated in accordance with Section 3.1, payable at his Normal Retirement Date reduced by 1/15 for each of the first five years, and by 1/30 for each of the next five years that commencement of such Supplemental Retirement Benefit precedes his Normal Retirement Date.

     1.7 "Employer" shall mean Village Super Market, Inc. and its subsidiaries or to the extent provided in Section 7.9 hereof, any successor corporation or other entity resulting from a merger or consolidation into or with Employer or a transfer or sale of substantially all of the assets of the Employer.

     1.8 "Normal Retirement Date" shall mean the first day of the month coinciding with or next following the later of a Participant's 65th birthday and five years of plan participation.

     1.9 "Participant" shall mean certain salaried employees designated by the Employer.

     1.10 "Plan" means the Supplemental Executive Retirement Plan.

     1.11 "Plan Year" shall mean the calendar year.

     1.12 "Qualified Plan" means the Village Super Market, Inc. Employees' Pension Plan, established effective December 31, 1971, and each successor or replacement salaried employees' retirement plan.

     1.13 "Qualified Plan Retirement Benefit" means the aggregate benefit payable to a Participant pursuant to the Qualified Plan and all annuities purchased for the Participant under the Quali-fied Plan (whether or not terminated) by reason of his termination of employment with Employer and all affiliates for any reason other than death.

     1.14 "Supplemental Retirement Benefit" means the benefit payable to a Participant pursuant to the Plan by reason of his termination of employment with the Employer and all affiliates for any reason other than death.

     1.15 "Surviving Spouse" means a person who is married to a Participant at the date of his death and for at least one year prior thereto.

     1.16 "Supplemental Death Benefit" means the benefit payable to a Beneficiary pursuant to the Plan.


                               ARTICLE II
                              ELIGIBILITY

A Participant, designated by the Employer.



                             ARTICLE III
                    SUPPLEMENTAL RETIREMENT BENEFIT


     3.1 Amount. The Supplemental Retirement Benefit payable to an eligible Participant in the form of a straight life annuity over the lifetime of the Participant, commencing on his Retirement Date, shall be a monthly amount equal to (a) offset by (b) and (c) below:

     (a) 50% of the Participant's Compensation averaged over the highest 60 consecutive months within the last 10 years prior to his Retirement Date.

     (b) the monthly amount of the Qualified Plan Retirement Benefit payable as a straight life annuity to the Participant under the Qualified Plan.

     (c) the Participant's estimated Social Security Benefit Payable at his Retirement Date

     The amounts described in (a), (b) and (c) shall be computed as of the Participant's date of termination of employment with the Employer and all affiliates in the form of a straight life annuity payable over the lifetime of the Participant commencing on his Retirement Date.

     In the event the Participant chooses to receive an Early Retirement Benefit, the benefit calculated above shall be adjusted in accordance with
Section 1.6.

     3.2 Form of Benefit. The Supplemental Retirement Benefit payable to a Participant shall be paid in a single lump sum payment. However, the Participant may elect, by filing a written application with the Employer prior to his termination of employment, to receive his benefit in equal annual installments up to 10 years or in the same form as the Qualified Plan Retirement Benefit is payable.

     3.3 Commencement of Benefit. Payment of the Participant's vested Supplemental Retirement Benefit shall commence the later of the Participant's Normal Retirement Date (or Early Retirement Date, if applicable) and his termination of service with the Employer.

     3.4 Actuarial Equivalent Benefit. A Supplemental Retirement Benefit which is payable in an optional benefit form, shall be the Actuarial Equivalent of the Supplemental Retirement Benefit set forth in Section 3.1 above.

     3.5  Vesting.  A Participant shall vest in the benefit provided in Section
3.1 in accordance with the following schedule:

             Years of Plan Participation        Percent Vested
                  Less than 1 Year                    0%
                  1 Year                             20%
                  2 Years                            40%
                  3 Years                            60%
                  4 Years                            80%
                  5 or more Years                   100%



                             ARTICLE IV
                      SUPPLEMENTAL DEATH BENEFIT


     4.1 Amount. If a Participant dies prior to commencement of his Supplemental Plan Retirement Benefit, then a Supplemental Death Benefit is payable to his Beneficiary equal to the monthly amount of the Supplemental Retirement Benefit payable to the Participant.

     4.2 Form and Commencement of Benefit. A Supplemental Death Benefit shall be payable in the same Form as described in Section 3.2 above.


                              ARTICLE V
                      ADMINISTRATION OF THE PLAN


     5.1 Administration by Employer. The Employer shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

     5.2 General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of Employer, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Employer shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.


                             ARTICLE VI
                       AMENDMENT OR TERMINATION


     6.1 Amendment or Termination. The Employer intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of Employer, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

     6.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.


                             ARTICLE VII
                         GENERAL PROVISIONS


     7.1 Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of any benefit hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of Employer by reason of the right to receive a benefit under the Plan. Any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of Employer with respect to any rights under the Plan.

     7.2 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit shall also be applicable hereunder. Any Qualified Plan Retirement Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

     7.3 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by Employer or any other entity or person that the assets of Employer will be sufficient to pay any benefit hereunder.

     7.4 No Enlargement of Employee Rights. No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of Employer.

     7.5 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     7.6 Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey.

     7.7  Small Benefits.  If the actuarial value of any Supplemental
Retirement Benefit or Supplemental Surviving spouse Benefit is less than $5,000, the Employer may pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further benefit payments hereunder.

     7.8 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by Employer to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, Employer may provide for such payment or any partthereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of Employer and the Plan therefore.

     7.9 Corporate Successors. The Plan shall not be automatically terminated by a transfer of sale of assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 6.2 hereof.

     7.10 Unclaimed Benefit. Each Participant shall keep the Employer informed of his current address and the current address of his spouse. The Employer shall not be obligated to search for the whereabouts of any person.
If the location of a Participant is not made known to Employer within three (3) years after the date on which payment of the Participant's Supplemental Retirement Benefit may first be made; payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, Employer is unable to locate any Surviving Spouse of the Participant, then Employer shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

     7.11 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither Employer nor any individual acting as an employee or agent of Employer shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

     7.12 Gender. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.




IN WITNESS WHEREOF, this Plan has been executed this ______day of ____________, 2004.



ATTEST:                                 VILLAGE SUPER MARKET, INC.


_______________________________	        By: ___________________________

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